EXHIBIT 10.1
AGREEMENT NOT TO ENGAGE IN PROHIBITED ACTIVITIES
          This Agreement not to Engage in Prohibited Activities (the “Agreement”) is entered into as of October 8, 2005 by and among by and among Commerce Energy, Inc., formerly known as Commonwealth Energy Corporation (“Commonwealth”), Commerce Energy Group, Inc. (“CEG,” and together with Commonwealth, the “Company”) and Peter Weigand, an individual (the “Executive”)(hereinafter collectively referred to as “the parties”).
          WHEREAS, the parties entered into a certain Executive Employment Agreement dated as of April 1, 2004 (the “Employment Agreement,” the defined terms of which shall be used in this Agreement unless otherwise defined herein);
          WHEREAS, pursuant to Section 5(d) of the Employment Agreement, Executive’s employment with the Company has been terminated without Cause, effective as of October 8, 2005 (the “Termination Date”);
          WHEREAS, as a result of the termination of Executive’s employment without Cause, Executive is entitled to certain severance payments under Section 7(c) of the Employment Agreement if Executive voluntarily elects and agrees not to engage in Prohibited Activities (as defined in the Employment Agreement) for a period of six (6) months after the date of such termination of employment;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:
          1.      Agreement Not to Engage in Prohibited Activities. Employee hereby voluntarily elects and agrees not to engage in Prohibited Activities (as defined in the Employment Agreement) for a period of six (6) months after the Termination Date.
          2.      Severance Payments. The Company hereby acknowledges its obligation to make severance payments to Executive in accordance with Section 7(c) of the Employment Agreement.
          3.      Effect of Agreement. The Employment Agreement remains in full force and effect without any changes, amendments or modifications. Nothing in this Agreement shall be construed to change, amendment or modify that certain Agreement Not to Compete, dated as of April 1, 2004, by and among Commonwealth, CEG and Executive, which remains in full force and effect in accordance with its terms.
          4.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          5.      Further Acts. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMMERCE ENERGY, INC.
By:	/S/ STEVEN S. BOSS
Name:	Steven S. Boss
Title:	Chief Executive Officer

COMMERCE ENERGY GROUP, INC.
By:	/S/ STEVEN S. BOSS
Name:	Steven S. Boss
Title:	Chief Executive Officer

/S/ PETER WEIGAND
Peter Weigand
10-7-05